Exhibit 23.2

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use of our opinion letter dated January 18, 2007 to the Board of Directors of Merrill Merchants Bancshares, Inc., included as Annex C to the Proxy Statement/Prospectus of Chittenden Corporation that forms part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of Merrill Merchants Bancshares, Inc. and Chittenden Corporation and to the references to such opinion therein.

March 23, 2007